Exhibit 99.1

Semler Scientific® Reports First Quarter 2025 Financial Results, BTC Yield of 22.2% YTD; Now holds 3,808 BTC

Campbell, CA – May 13, 2025 – Semler Scientific, Inc. (Nasdaq: SMLR), a publicly traded company that has adopted bitcoin as its primary treasury reserve asset and is one of the leading corporate holders of bitcoin, today reported financial results for the first quarter ended March 31, 2025 and provided an update on its bitcoin holdings and other key performance indicators (KPIs).

“We continue to accretively grow our bitcoin arsenal using operating cash flow and proceeds from debt and equity financings,” said Eric Semler, chairman of Semler Scientific. “And we are excited to launch the Semler Scientific dashboard today on our website to provide the public with regularly updated information on our bitcoin holdings and other key metrics.”

“Our healthcare business is seeing green shoots from the cardiovascular product line that we introduced to our large enterprise customer base this year,” said Doug Murphy-Chutorian, MD, chief executive officer of Semler Scientific. “We are expecting growth and cash generation from these FDA-cleared products and services, which will add to our bitcoin treasury strategy.”

BITCOIN TREASURY HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

●	“BTC Yield” KPI: Achieved BTC Yield of 21.9% in Q1 and 22.2% year-to-date through May 12, 2025.
●	“BTC Gain” KPI: Achieved BTC Gain of 7.1 in Q1 and 510.3 year-to-date through May 12, 2025.
●	“BTC $ Gain” KPI: Achieved BTC $ Gain of $41.6 million in Q1 and $52.0 million year-to-date through May 12, 2025.
●	Digital Assets: As of March 31, 2025, Semler Scientific held 3,192 bitcoins with a fair value of $263.5 million, which reflects a cumulative decrease in fair value of $16.9 million. During the quarter ended March 31, 2025, Semler Scientific purchased 894 bitcoins for an aggregate cost of $90.7 million. Subsequently through May 12, 2025, Semler Scientific purchased an additional 616 bitcoins for an aggregate cost of $59.6 million. Semler Scientific’s total holdings as of May 12, 2025 are 3,808 bitcoins with a fair value of $387.9 million and an aggregate purchase amount of $340.0 million from operating cashflow, proceeds from its at the market (ATM) and senior convertible notes offerings. All purchase amounts include fees and expenses.
●	At-the-Market Equity Offering Program: On April 15, 2025, Semler Scientific entered into a new Controlled Equity OfferingSM Sales Agreement (the new Sales Agreement) with Barclays Capital Inc., Cantor Fitzgerald & Co., Canaccord Genuity LLC, Needham & Company, LLC, Craig-Hallum Capital Group LLC and Lake Street Capital Markets, LLC pursuant to which it may issue and sell from time to time up to $500.0 million of its common stock in an ATM offering. The new Sales Agreement replaces the Controlled Equity OfferingSM Sales Agreement (the initial Sales Agreement) that Semler Scientific entered into with Cantor Fitzgerald & Co. in June 2024. As of April 22, 2025, Semler Scientific had sold an aggregate of 2,438,274 shares of its common stock under the initial Sales Agreement for aggregate net proceeds of approximately $126.0 million. As the registration statement and prospectus for the new ATM offering is now effective, Semler Scientific is no longer selling any shares under the initial Sales Agreement. From the time of effectiveness through May 12, 2025, Semler Scientific issued and sold

1,796,797 shares of its common stock for aggregate net proceeds of approximately $61.5 million under the new Sales Agreement.
●	Issuance of 4.25% Convertible Notes due 2030: In January 2025, Semler Scientific issued $100.0 million aggregate principal amount of 4.25% convertible senior notes due 2030 (the Notes), including the exercise in full of the initial purchasers’ option to purchase up to an additional $15.0 million principal amount of Notes. The Notes have an initial conversion price of approximately $76.44 per share of common stock. At the same time, Semler Scientific entered into capped call transactions in connection with the Notes with an initial cap price of approximately $107.01 per share of common stock.
●	DOJ Settlement Agreement in Principle: Semler Scientific resumed settlement discussions with the U.S. Department of Justice (DOJ) pertaining to a civil investigative demand, and in April 2025 reached agreement in principle on payment of $29.75 million to settle all claims (excluding any potential relators’ counsel fees that may also be payable).
●	Collateralized Term Loan: On April 15, 2025, Semler Scientific entered into a Master Loan Agreement with Coinbase Credit Inc., as lender, and Coinbase Inc. (collectively, Coinbase). Loans under the Master Loan Agreement are intended to be collateralized with a first priority security interest in Semler Scientific’s bitcoin holdings. Semler Scientific has not yet borrowed any amounts from Coinbase under the loan but intends to use the proceeds, if any, to pay the DOJ settlement.

Bitcoin Dashboard

Today, Semler Scientific launched a dashboard on its website, www.semlerscientific.com, as a disclosure channel to provide broad, non-exclusionary distribution of information regarding Semler Scientific’s bitcoin holdings to the public. Some of the information distributed through the website dashboard may be considered material information. Semler Scientific intends to use this website dashboard as a means of complying with its disclosure obligations under Regulation FD. The website dashboard will include information regarding market data for Semler Scientific’s common stock and bitcoin, BTC Yield, BTC Gain and BTC $ Gain KPIs, bitcoin purchases, bitcoin holdings, and other related information. Investors and others are encouraged to regularly review the information that Semler Scientific makes public via the website dashboard.

FINANCIAL RESULTS

For the first quarter ended March 31, 2025, Semler Scientific reported:

●	Revenues of $8.8 million, a 44% decrease year-over-year.
●	Cost of revenues of $0.9 million, a 25% decrease year-over-year.
●	Total operating expenses, which include cost of revenues, of $39.9 million, compared to $8.9 million for the first quarter of 2024. Operating expenses include a contingent liability of $29.8 million related to the potential settlement with the DOJ, legal expenses of $0.4 million related to the settlement and expenses related to a sales tax audit of $0.4 million.
●	Loss from operations of $31.1 million, compared to income from operations of $7.0 million for the first quarter of 2024.
●	Pre-tax loss of $74.9 million, compared to pre-tax income of $7.8 million for the first quarter of 2024. First quarter 2025 pre-tax loss includes an unrealized loss from the change in fair value of Semler Scientific’s bitcoin holdings of $41.8 million and a $1.0 million impairment of investments.
●	Income tax benefit of $10.2 million, or an effective tax benefit rate of 14%, compared to expense of $1.7 million, or an effective tax rate of 22% for the first quarter of 2024.

●	Net loss of $64.7 million, or $6.74 per basic and diluted share, compared to net income of $6.1 million, or $0.88 per basic share and $0.78 per diluted share for the first quarter of 2024.

Semler Scientific’s two largest customers (including their affiliates) comprised 42% and 32% of first quarter revenues in 2025, respectively, and its three largest customers comprised 45%, 25% and 11% of first quarter 2024 revenues, respectively.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address the results of the first quarter ended March 31, 2025, as well as provide a business update on Semler Scientific’s strategies for the near-term future. Questions can be submitted prior to the start of the call to ir@semlerscientific.com.

Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10198429/fed9df5e40. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (833) 816-1161

International callers: (412) 317-0717

Please specify to the operator that you would like to join the “Semler Scientific Call.” The conference call will be archived on Semler Scientific’s website at www.semlerscientific.com.

Semler Scientific, Inc.

Statements of Operations

Unaudited

(In thousands of U.S. Dollars, except share and per share data)

	For the three months ended March 31,
	2025	2024
Revenues	$8,835	$15,903
Operating expenses:
Cost of revenues	937	1,247
Engineering and product development	1,315	1,138
Sales and marketing	3,041	3,675
General and administrative	4,893	2,867
Litigation contingency	29,750	—
Total operating expenses	39,936	8,927
(Loss) income from operations	(31,101)	6,976
Interest (expense) income	(943)	819
Impairment of investments	(1,000)	—
Change in fair value of intangible digital assets	(41,829)	—
Other income	4	2
Other (expense) income, net	(43,768)	821
Pre-tax (loss) income	(74,869)	7,797
Income tax (benefit) provision	(10,167)	1,724
Net (loss) income	$(64,702)	$6,073
Net (loss) income per share, basic	$(6.74)	$0.88
Weighted average number of shares used in computing basic net (loss) income per share	9,596,037	6,892,742
Net (loss) income per share, diluted	$(6.74)	$0.78
Weighted average number of shares used in computing diluted net (loss) income per share	9,596,037	7,782,393

Semler Scientific, Inc.

Balance Sheets

(In thousands of U.S. Dollars, except share and per share data)

	March 31,	December 31,
	2025	2024
	Unaudited
Assets
Current Assets:
Cash and cash equivalents	$9,737	$8,819
Restricted cash	134	133
Short-term notes receivable	—	6,100
Short-term deposits	250	—
Trade accounts receivable, net of allowance for credit losses of $147 and $199 respectively	3,139	4,378
Inventory	370	358
Prepaid expenses and other current assets	4,822	2,900
Total current assets	18,452	22,688
Assets for lease, net	1,469	1,423
Property and equipment, net	427	487
Long-term investments	512	512
Long-term notes receivable	1,500	—
Intangible digital assets	263,504	214,633
Other non-current assets	64	85
Deferred tax assets	7,517	—
Total assets	$293,445	$239,828

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$590	$140
Accrued expenses	4,397	5,173
Accrued contingent liability	29,750	—
Deferred revenue	711	774
Other short-term liabilities	219	226
Total current liabilities	35,667	6,313

Long-term liabilities:
Deferred tax liability	—	2,765
Long-term notes payable	96,095	—
Total long-term liabilities	96,095	2,765
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 9,810,908 and 9,770,908 shares issued, and 9,596,486 and 9,556,486 shares outstanding (treasury shares of 214,422 and 214,422), respectively	10	9
Additional paid-in capital	125,673	130,039
Retained earnings	36,000	100,702
Total stockholders’ equity	161,683	230,750

Total liabilities and stockholders’ equity	$293,445	$239,828

Semler Scientific, Inc.

Statements of Cash Flows

Unaudited

(In thousands of U.S. Dollars)

	For the three months ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(64,702)	$6,073

Reconciliation of Net (Loss) Income to Net Cash (Used in) Provided by Operating Activities:
Depreciation	120	176
Amortization of debt issuance costs	111	—
Deferred tax expense	(10,284)	(136)
Loss on disposal of assets for lease	105	189
Allowance for credit losses	(52)	(55)
Change in fair value of digital assets	41,829	—
Stock-based compensation	1,483	27
Impairment of investments	1,135	—
Changes in Operating Assets and Liabilities:
Trade accounts receivable	1,306	66
Inventory	(12)	37
Prepaid expenses and other current assets	(2,188)	(455)
Other non-current assets	21	21
Accounts payable	451	8
Accrued interest	616	—
Accrued expenses	28,241	(196)
Other current and non-current liabilities	(23)	(131)
Deferred revenue	(63)	—
Net Cash (Used in) Provided by Operating Activities	(1,906)	5,624

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	—	(4)
Purchase of digital assets	(90,700)	—
Proceeds from maturities of notes receivable	3,600	—
Purchase of assets for lease	(210)	(77)
Net Cash Used in Investing Activities	(87,310)	(81)

CASH FLOWS FROM FINANCING ACTIVITIES:
Taxes paid related to net settlement of equity awards	—	(45)
Proceeds from issuance of debt	100,000	—
Debt issuance costs	(4,017)	—
Capital call premium	(7,740)	—
Proceeds from issuance of common stock	2,187	—
Stock issuance expenses	(295)	—
Proceeds from exercise of stock options	—	56
Net Cash Provided by Financing Activities	90,135	11
NET INCREASE IN CASH AND CASH EQUIVALENTS	919	5,554
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	8,952	57,332
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$9,871	$62,886

Digital Assets- Additional Information

Rollforward of bitcoin holdings

Unaudited

(in thousands of U.S. Dollars, except bitcoin held and price per bitcoin)

	Source of					Approximate
	Capital					Average
	Used to					Purchase
	Purchase	Digital Assets	Change in	Digital Assets	Approximate	Price Per
	Bitcoin	at Cost	Fair Value	at Fair Value	Bitcoin Held	Bitcoin (in $)
Balance as of December 31, 2023		$—	$—	$—	—	$—
Digital assets purchased		—	—	—	—	—
Balance as of March 31, 2024		—	—	—	—	—
Digital assets purchased	(a)	60,000	—	60,000	877	68,436
Change in fair value of the digital assets		—	(5,055)	(5,055)	—	—
Balance as of June 30, 2024		$60,000	$(5,055)	$54,945	877	$68,436
Digital assets purchased	(b)	8,400	—	8,400	141	59,372
Change in fair value of the digital assets		—	1,137	1,137	—	—
Balance as of September 30, 2024		$68,400	$(3,918)	$64,482	1,018	$67,177
Digital assets purchased	(b)	121,300	—	121,300	1,280	94,755
Change in fair value of the digital assets		—	28,851	28,851	—	—
Balance as of December 31, 2024		$189,700	$24,933	$214,633	2,298	$82,538
Digital assets purchased	(c)	90,700	—	90,700	894	101,531
Change in fair value of the digital assets		—	(41,829)	(41,829)	—	—
Balance as of March 31, 2025		$280,400	$(16,896)	$263,504	3,192	$87,854

(a)	Cash from operations.
(b)	Cash from operations and proceeds from ATM offering.
(c)	Proceeds from 4.25% senior convertible notes.

Bitcoin Yield Key Performance Indicators

Unaudited

(In thousands)

	12/31/2024	3/31/2025	5/12/2025
Total bitcoin holdings	2,298	3,192	3,808
Shares outstanding
Basic shares outstanding	9,556	9,596	11,611
Stock options outstanding	692	1,140	1,350
2030 senior notes	—	935	935
Assumed diluted shares outstanding (1)	10,248	11,671	13,896
BTC Yield % QTD		21.9%	0.2%
BTC Yield % YTD		21.9%	22.2%

(1)	Assumed Diluted Shares Outstanding refers to the aggregate of Semler Scientific’s Basic Shares outstanding as of the end of each period plus all the additional shares that would result from the assumed conversion of all outstanding convertible notes and related capped calls, and exercise of all outstanding stock option awards. Assumed Diluted Shares Outstanding is not calculated using the treasury method and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of outstanding convertible notes or settlement of capped calls.

Semler Scientific, Inc.

Reconciliation of GAAP to Non-GAAP measures

Unaudited

(in thousands)

	Three months ended March 31,
	2025	2024
	(Unaudited)	(Unaudited)

Reconciliation of non-GAAP income (loss) from operations:
(Loss) income from operations	$(31,101)	$6,976
Contingent liability	29,750	—
Stock-based compensation expense	1,483	27
Non-GAAP income from operations	$132	$7,003

Important Information about BTC Yield, BTC Gain and BTC $ Gain (KPIs)

BTC Yield, BTC Gain and BTC $ Gain are KPIs that Semler Scientific uses to help assess the performance of its strategy of acquiring bitcoin in a manner it believes is accretive to stockholders.

BTC Yield is a KPI that represents the percentage change period-to-period of the ratio between Semler Scientific’s bitcoin holdings and its Assumed Diluted Shares Outstanding. Assumed Diluted Shares Outstanding refers to the aggregate of Semler Scientific’s actual shares of common stock outstanding as of the end of each period plus all additional shares that would result from the assumed exercise of all outstanding stock option awards. Assumed Diluted Shares Outstanding is not calculated using the treasury method and does not take into account any vesting conditions or the exercise price of any stock option awards.

BTC Gain is a KPI that represents the number of bitcoins held by Semler Scientific at the beginning of a period multiplied by the BTC Yield for such period.

BTC $ Gain is a KPI that represents the dollar value of the BTC Gain calculated by multiplying the BTC Gain by the market price of bitcoin as of 4:00 p.m. ET on the Coinbase exchange on the last day of the applicable period. Semler Scientific has elected 4:00 p.m. ET on the last day of the applicable period as the date and time of determination of the market price of bitcoin solely for the purpose of facilitating this illustrative calculation.

Non-GAAP Financial Measure:

Semler Scientific prepares its condensed financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) and pursuant to accounting requirements of the Securities and Exchange Commission. In an effort to provide investors with additional information regarding the results and to provide a meaningful period-over-period comparison of Semler Scientific’s financial performance, Semler Scientific sometimes uses non-U.S. GAAP financial measures (NGFMs) as defined by the Securities and Exchange Commission. In this press release, Semler Scientific is providing a supplemental NGFM, non-GAAP income from operations, which NGFM excludes (i) non-cash stock-based compensation expense, and (ii) the DOJ contingent liability, which is a non-recurring item.

Semler Scientific believes this NGFM measure is useful to investors and analysts in comparing its performance across reporting periods on a consistent basis as it excludes a significant non-cash expense and a non-recurring item that Semler Scientific believes are not reflective of its general business performance. Accounting for stock-based compensation expense requires management judgment, and the resulting stock-based compensation expense could vary significantly in comparison to other companies. The DOJ investigation and resulting contingent liability is non-recurring in nature. Semler Scientific used this NGFM to evaluate Semler Scientific’s financial performance against internal budgets and targets. Semler Scientific believes the use of this NGFM can also facilitate comparison of Semler Scientific’s operating results to those of its competitors. Semler Scientific believes this NGFM should be considered in addition to, and not in lieu of, GAAP financial measures. Semler Scientific’s NGFM may be different from the same NGFM used by other companies.

About Semler Scientific, Inc.:

Semler Scientific, Inc. is a publicly traded company that has adopted bitcoin as its primary treasury reserve asset and is one of the leading corporate holders of bitcoin. In May 2024, Semler Scientific became the second U.S. publicly traded company to adopt a bitcoin treasury strategy. By using proceeds from equity and debt financings, as well as cash flows from operations, Semler Scientific intends to strategically accumulate bitcoin. In addition, through its healthcare business, Semler Scientific is a pioneer in developing and marketing technology products and services to assist its customers in evaluating and treating chronic diseases. Its flagship product, QuantaFlo®, which is patented and cleared by the U.S. Food and Drug Administration (FDA), is a rapid point-of-care test that measures arterial blood flow in the extremities. The QuantaFlo test aids in the diagnosis of cardiovascular diseases, such as peripheral arterial disease (PAD), and Semler Scientific is seeking a new 510(k) clearance for expanded indications. QuantaFlo is used by healthcare providers to evaluate their patient’s risk of mortality and major adverse cardiovascular events (MACE). Additional information about Semler Scientific can be found at www.semlerscientific.com.

Semler Scientific intends to use its bitcoin dashboard and its Investor Relations website as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor Semler Scientific’s bitcoin dashboard and Investor Relations website, in addition to following Semler Scientific’s press releases, SEC filings, public conference calls, presentations, and webcasts.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “believe,” “goal,” “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include express or implied statements regarding acquiring and holding bitcoin; sales of securities under the new ATM offering and other financings to support additional bitcoin purchases; the strategy for, and innovation and growth in, its healthcare business, including growth and cash generation from FDA-cleared products; seeking a new 510(k) clearance for QuantaFlo with expanded indications; and potential DOJ settlement; among others. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as risks inherent with investing in bitcoin, including bitcoin's volatility; risk of implementing a new bitcoin treasury strategy; risk that insurance plans and other customers will not continue to license its cardiovascular testing products or license new FDA-cleared products and services; risk of changes in the reimbursement landscape for its customers including related to the Centers for Medicare and Medicaid Services (CMS) rate announcement; risk of obtaining a new 510(k) clearance for expanded indications; risks related to reaching a final settlement with DOJ, including risk that DOJ will file complaint seeking in excess of the agreed amount if unable to agree on final settlement terms; risks related to Semler Scientific’s indebtedness; along with those other risk factors detailed in Semler Scientific's filings with the Securities and Exchange Commission. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this press release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

No Offer or Solicitation

This press release does not and shall not constitute an offer to sell or a solicitation of an offer to buy any securities of Semler Scientific, Inc., nor shall there be any offer, solicitation or sale of such securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

INVESTOR CONTACT:

Renae Cormier

Chief Financial Officer

ir@semlerscientific.com

SOURCE: Semler Scientific, Inc.